                              EMPLOYMENT AGREEMENT


            THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of November 26, 1996, by and between Steven Sokoloff (the "Executive"), Milgray Electronics, Inc., a New York corporation (the "Company"), and Bell Industries, Inc., a California corporation (the "Guarantor"), to be effective as of the effective date of the Merger (as defined below) with reference to the following facts:

         A. Executive is currently employed as Vice President--Marketing of the Company;

         B. Pursuant to an agreement dated as of November 26, 1996, ME Acquisition, Inc., a New York corporation and wholly owned subsidiary of the Company ("Acquisition Sub") will make a tender offer to acquire all of the outstanding capital stock of Milgray (the "Tender Offer"). After completion of the Tender Offer, it is intended that Acquisition Sub will be merged with and into Milgray, and Milgray will become a wholly-owned subsidiary of the Guarantor (the "Merger");

         C. The Company wishes to ensure the continued services of Executive after the Merger; and

         D. Executive is willing to continue his employment with the Company on the terms and conditions hereinafter set forth.

         NOW THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. EMPLOYMENT

                  1.1 Duties and Responsibilities

            The Company does hereby employ Executive and Executive hereby accepts such employment as Vice President--Marketing. Executive shall report to the President of the Company, and subject to the directions of the President, shall be responsible for marketing, product and asset management and related matters and performing other functions similar to the functions presently performed by Executive at the Company with respect to semiconductors, computer products and displays; provided, however, that Executive shall not be required to undertake duties not commensurate with his position as Vice President--Marketing of the Company. Notwithstanding anything contained in the preceding sentence, Executive acknowledges that, following the Merger, the Guarantor plans to investigate combining its existing distribution business, or segments thereof, with those of the Company, and where feasible or practicable, to combine such business, or segments thereof, and that as a result of such combination, the Company may change the exact nature of Executive's responsibilities (but not Executive's job title), but in no event will Executive be required to accept job responsibilities in an area outside of his current expertise or to act in less than an executive capacity; moreover, Executive's status and position in the Company (or its successor) organization chart (i.e., the status and position of the person to whom Executive reports and the class of employees who report to Executive) shall be similar to other Vice Presidents of the Company and/or the Guarantor with responsibilities similar to those of Executive. Any such change in responsibility will not constitute a breach of this Agreement by the Company or the Guarantor. During the term of this Agreement, Executive shall devote his full business time and attention to the business of the Company and shall not be engaged in any other duties which interfere with the performance of his duties hereunder. Executive shall be entitled to an office, secretarial help and other accommodations and amenities comparable to those Executive presently has at the Company.

                  1.2 Place of Performance

         Executive's duties under this Agreement are to be performed on Long Island in New York State and Executive shall not be required to travel or be assigned away from this location more than seventy five days in any twelve-month period or more than five consecutive days in any thirty-day period.

         2. TERM

         This Agreement shall be in full force and effect for a period (the "Term") which shall commence as of the effective date of the Merger (the "Effective Date") and shall continue for a period of three (3) years, unless sooner terminated as hereafter provided.

         3. COMPENSATION

                  3.1 Base Salary

         As compensation for the services to be performed by Executive during the continuance of this Agreement, the Company shall pay Executive a base salary of $250,000 per year for each year of his employment hereunder (the "Base Salary"). Base Salary shall be payable in substantially equal bi-weekly installments and reduced on a pro rata basis for any fraction of a year or month during which Executive is not so employed.

                  3.2 Bonus

         Executive shall be entitled to earn an incentive bonus based upon achievement of financial and other goals established from time to time by the Company, provided that the minimum bonus for each fiscal year shall be $94,000 (the "Minimum Bonus"). For the initial year of this Agreement, such bonus shall be prorated from the Effective Date and the bonus for any partial year shall be similarly prorated. The incentive bonus shall be paid as follows: (i) the Minimum Bonus shall be paid in four equal quarterly installments within 30 days following the end of each calendar quarter, and (ii) if the annual incentive bonus earned by Executive for any year shall exceed the Minimum Bonus paid for such year, such excess shall be paid to Executive at the same time that annual incentive bonuses for the Company's other senior executive officers are paid in accordance with the Company's policies as in effect from time to time (but in no event later than 60 days following the date of payment of the last quarterly installment of Minimum Bonus).

                  3.3            Additional Benefits

            Executive shall be entitled to participate in all of Guarantor's employee benefit plans as listed in the Guarantor's employee handbook, as the same may change from time to time, and, in addition, to participate on the same terms as senior Guarantor executives in any benefit plans available to members of the Guarantor's management (whether or not listed in the employee handbook). Among other things, Executive shall be entitled to participate in the Guarantor's Health Care Benefits Program, 401(k) Plan, Stock Purchase Plan, Stock Option Plan, Short-term and Long-term Disability Programs and the Guarantor's Executive Medical Plan, which provides coverage for all medical expenses not otherwise covered by the basic policy, up to $25,000. If any health, medical or disability plan or program existing at the time of commencement of Executive's employment pursuant to this Agreement is terminated or the benefits thereunder reduced, the Company or Guarantor shall provide Executive with benefits similar to those in existence at the time of commencement of Executive's employment hereunder.

                  3.4            Stock Options

                                           (A) As an additional element of
compensation to Executive in consideration of the services to be rendered hereunder, Guarantor shall grant to Executive options to acquire 10,000 shares of Guarantor's common stock at an exercise price equal to the closing price on the Effective Date. The options shall vest in 25%, 25% and 50% increments, respectively, on the first, second and third anniversaries of this Agreement. In addition, all of the options will vest if the Company terminates this Agreement other than for Cause (as defined in Section 6.2) or if the Executive quits for Good Reason (as defined in Section 6.3(B)). The options shall remain exercisable for a period of five (5) years from the date of grant. The specific terms of the above-referenced option shall be as set forth in a separate option agreement in the form annexed hereto as Exhibit 3.4.

                                           (B) Executive shall be entitled to
participate in the Guarantor's stock option programs, although Executive understands that any grants under such programs are completely discretionary with the Compensation Committee of the Guarantor's Board of Directors.

                        3.5 Reimbursements

         Executive shall be entitled to reimbursement for all amounts reasonably expended on behalf of the Company, subject to verification similar to that required of and provided by the Company's other senior executives.


                        3.6 Deductions

         The Company shall deduct from Executive's gross compensation appropriate amounts for standard employee deductions (e.g., income tax withholding, social security and state disability insurance) and any other amounts authorized for deduction by Executive.

                        3.7 Disability

         Except in the case of Executive's Total Disability (as defined in Section 6.4), Executive's full compensation and benefits under this Agreement shall be continued during any period when he is absent or unable to perform his duties due to illness, disability or other incapacity; and Executive's inability to perform his duties by reason of the foregoing shall not constitute a failure to perform his obligations under this Agreement and shall not be deemed a default by Executive hereunder. The consequences of Executive's Total Disability is covered in Section 7.2 of this Agreement.

         4.     VACATION

         Executive shall be entitled to four weeks of vacation in each twelve-month period; provided, however, that no more than six weeks may be taken during any eighteen-month period. Such vacation will accrue on a pro rata basis from the date employment commences under this Agreement. At the end of his employment hereunder, Executive shall be paid for any accrued but unused vacation time. Executive agrees that he will coordinate his vacation plans and schedules in order to prevent any undue disruption of the Company's business.

         5.     INDEMNIFICATION

         Executive shall be indemnified by Guarantor and the Company to the full extent permitted by law in respect of his actions as an officer or director of the Company and shall be provided with such liability insurance coverage in this connection as is provided to other Company executives. In addition, the Company and Guarantor shall enter into an Indemnification Agreement with Executive in the form attached as Exhibit 5.

        6.        TERMINATION OF EMPLOYMENT

                  Employment shall terminate upon the occurrence of any of the following events:

                  6.1  Mutual Agreement

                           Whenever the Company and Executive mutually agree in
writing to termination;

                  6.2  Termination for Cause

                           At any time for Cause. For purposes of this
Agreement, "Cause" shall mean (i) material breach by Executive of this Agreement or material failure by Executive to perform his duties under this Agreement (other than by reason of Executive's Total Disability) followed by (a) written notice from the Company to Executive specifying such material failure or such material breach, plus (b) Executive not having cured the breach within thirty days of actual receipt of notice or, if the breach is not capable of cure within thirty days, Executive not having taken reasonable steps toward curing such material failure or material breach within thirty days of his actual receipt of such notice and diligently continuing to cure such material breach as expeditiously as practicable, or (ii) conviction of Executive by, or a plea of guilty in, a court of competent jurisdiction of a felony or other major crime (a plea of nolo contendere shall be deemed a conviction).

                  6.3 Termination without Cause by the Company or for Good Reason by Executive

                           (A) By the Company. Notwithstanding any other
provision of this Agreement, the Company shall have the right to terminate Executive's employment with the Company and Milgray without Cause at any time, and upon such termination Executive shall have the rights to receive the amounts described in Section 7.1 and Executive shall be fully vested in all options granted to him under this Agreement.

                           (B) By Executive. If the Company materially breaches
any of its obligations, or any material violation by the Company of Executive's rights, under this Agreement followed by (i) written notice from Executive specifying such material breach or violation, plus (ii) the Company not having cured the breach within thirty days of actual receipt of notice or, if the breach is not capable of cure within thirty days, the Company not having taken reasonable steps toward curing such material breach or failure within thirty days of actual receipt of such notice and diligently continuing to cure such material breach as expeditiously as practicable (the foregoing being referred to as "Good Reason"), Executive will have the right at Executive's election to terminate his employment hereunder by sending notice to the Company of his election to so terminate. Termination pursuant to this subsection will be effective from and after the effective date of Executive's notice to the Company terminating Executive's employment as aforesaid.

Upon any such termination, Executive shall have the rights to receive the amounts described in Section 7.1 and Executive shall be fully vested in all options granted to him under this Agreement.

                  6.4 Death/Disability

         The death or Total Disability of Executive. For the purposes of this Agreement, "Total Disability" shall mean the inability of Executive due to illness or other incapacity to perform his duties hereunder in a normal manner for a period of six months (whether or not consecutive) during any consecutive eighteen-month period. If there shall be a Total Disability involving Executive, his employment may be terminated by written notice by the Company to Executive. In the event of Executive's death during the term of this Agreement, the persons designated by Executive (or if Executive does not make such a designation, then Executive's estate) shall be entitled to receive his Base Salary plus guaranteed bonus provided for Executive in this Agreement for a period of twelve months following Executive's death (regardless of the time of such death).

                  6.5 Voluntary Termination

         Executive may terminate his employment under this Agreement at any time upon thirty days written notice.

         7.       CONSEQUENCES OF TERMINATION OF EMPLOYMENT

                  7.1 Termination by the Company other than for Cause or Termination by Executive for Good Reason. If the Company terminates Executive's employment other than for Cause or if Executive, for Good Reason terminates his employment, Executive shall be entitled to receive from the Company (at Executive's election which must be exercised within 30 days of termination), either (i) within twenty days of such election, a lump sum payment in an amount equal to the sum of his Base Salary (plus guaranteed bonus) payments to which Executive would be entitled under this Agreement as a full-time employee of the Company for the balance of Executive's term of employment under this Agreement (from the date of termination); such lump sum payment discounted to present value using the interest rate offered at the date of termination by The Chase Manhattan Bank, N.A., on a certificate of deposit for a period of time equal to the remaining term of this Agreement at the date of termination and subject to the noncompetition covenant for the then balance of the Term as set forth in
Section 8.1; or (ii) receive all Base Salary plus guaranteed bonus payments for the remaining term of this Agreement; provided, however, that should Executive elect to become employed by a competitor of the Company after termination (whether as an officer, director, employee, consultant or otherwise), the Company may offset against the amounts it owes Executive all compensation derived from such competitive employment. Executive agrees to notify the Company within five (5) business days of being employed by a competitor of the Company and to provide the Company with such documentation as the Company may reasonably request (including, but not limited to, copies of his Forms W-

2) in order to enable the Company to verify the amount of Executive's compensation from any competitor.

                  7.2 Termination by the Company because of Executive's Total Disability. If the Company terminates Executive's employment hereunder because of Executive's Total Disability, Executive shall be entitled to receive from the Company for the full balance of the Term of this Agreement regular bi-weekly payments equal to 75% of Executive's regular bi-weekly Base Salary payment plus guaranteed bonus. This amount shall be reduced by all benefits provided to Executive under any Company disability plan or plans. Executive agrees to participate in such plan(s) to as full an extent and amount as permitted under such plans.

                  7.3 Voluntary Termination by Executive or Termination by the Company for Cause.

         If Executive voluntarily terminates his employment hereunder (other than for Good Reason or Total Disability) or if the Company terminates Executive's employment for Cause, Executive shall not be entitled to any further compensation following such termination. The Company shall not be entitled to recover any damages or other amount from Executive by reason of any such termination.

         8. RESTRICTIVE COVENANTS

                  8.1 Covenant Not to Compete.

         During Executive's employment with the Company, Executive shall not, directly or indirectly, be engaged in the distribution or sale of any products that are directly competitive with products presently distributed or sold by the Company or any of its subsidiaries within the geographical area in which the Company or any of its subsidiaries conducts its business (except for passive investments by Executive of up to 5% of the outstanding stock of a publicly-held company engaged in any such activities). Following termination of Executive's employment with the Company, both in the case of voluntary termination by Executive (whether or not for Good Reason) or in the case of termination by the Company (whether or not for Cause), there shall be no restrictions on Executive's employment by another entity (whether or not competitive with the Company) unless Executive shall have elected the compensation option set forth in Section 7.1(i), in which case the restrictions set forth in the first sentence of this Section 8.1 (except as provided in the last sentence of this Section 8.1) shall continue to apply for the balance of the term of this Agreement as of the date of termination; provided, however, that if Executive elects the option set forth in Section 7.1(i) and then determines at a subsequent date that he wishes to take actions that would otherwise violate such restrictions, Executive will be relieved from such restrictions if he repays to the Company, in advance of taking such actions, a pro rata portion of the payments he received pursuant to that election (based on the length of the time remaining on the non-competition covenant at that time in comparison to the total remaining term of the non-competition covenant at the time of termination). For example, if Executive were terminated without

Cause after one year, and elected to receive his remaining two years of pay under this Agreement in a lump sum, and one year later wanted to work for a competitor, the Executive could do so if he repaid the Company one-half of the amount he received as severance (2 years severance pay lump-sum, 1 year of which was "earned" by not competing, with the portion relating to the remaining 1 year to be repaid to the Company in exchange for a release from the non-compete). The Company may, at any time and from time to time, attach an annex to this Agreement specifying specific jurisdictions in which the covenant not-to-compete set forth in this Section 8.1 is applicable. Notwithstanding anything to the contrary contained in the second sentence of this Section 8.1, Executive shall not be restricted from employment by a manufacturer or manufacturer's sales representative which manufactures and/or sells any products referred to in the first sentence of this Section 8.1 or from the sale of any of such products in connection with such employment.

        8.2 Nondisclosure and Nonsolicitation. Both during and after Executive's employment with the Company, Executive shall keep secret all material confidential matters of the Company not in the public domain and will not disclose them to anyone outside of the Company. Further, after termination Executive will not seek to hire Company employees.


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
            9.  MISCELLANEOUS

                        9.1  Arbitration

            All disputes, controversies or claims arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall be submitted to binding arbitration taking place in the State of New York before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Expenses of the arbitration shall be apportioned between the parties by the arbitrator on the basis of relative fault.

                        9.2  Legal Fees

            The Company shall pay all legal fees incurred by Executive arising out of the Company's failing to make any payment or withholding any employee benefits under this Agreement or contesting the validity, enforceability or interpretation of this Agreement in the event it is determined that (i) such action was not justified under this Agreement or (ii) if it is determined that both the Company and the Executive acted in violation of this Agreement, the Company's actions constituted a more serious violation than did the Executive's actions. Determination as to Executive's entitlement to legal fees pursuant to this Agreement may be made by the arbitrator if arbitration is sought or by independent legal counsel acceptable to both parties.

                        9.3  No Third-Party Beneficiaries

            This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

                        9.4  Entire Agreement

            This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

                        9.5  Succession and Assignment

            This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other.


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
                        9.6  Counterparts

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                        9.7  Headings

            The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                        9.8  Notices

            All notices, requests, demands, claims, and other communications required or permitted hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                                    IF TO THE COMPANY:

                                    Bell Industries, Inc.
                                    11812 San Vicente Boulevard
                                    Los Angeles, California 90049-5022
                                    Attn: President

                                    IF TO EXECUTIVE:

                                    Steven Sokoloff
                                    5 Gaines Drive
                                    Farmingdale, New York 11738

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving notice in the manner herein set forth.

                        9.9  Governing Law

            This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction)

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
that would cause the application of the laws of any jurisdiction other than the State of New York.

                        9.10  Amendments and Waivers

            No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Executive. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                        9.11  Severability

            Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                        9.12  Guarantee

            Guarantor unconditionally guarantees all of the Company's obligations hereunder. Guarantor agrees that Executive may proceed directly against Guarantor in the event of the Company's failure to perform all of its obligations hereunder and shall not be obligated to exhaust his remedies against the Company.

                  IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                           MILGRAY ELECTRONICS, INC.


                                           By: /s/ Richard Hyman
                                               ----------------------------
                                               Name:  Richard Hyman
                                               Title: Executive Vice President


                                           BELL INDUSTRIES, INC.


                                           By: /s/ Tracy A. Edwards
                                               ----------------------------
                                               Name:  Tracy A. Edwards
                                               Title: Vice President






                                              /s/ Steven Sokoloff
                                              -------------------------------
                                              Steven Sokoloff

                                   EXHIBIT 3.4

                         FORM OF STOCK OPTION AGREEMENT

                        INCENTIVE STOCK OPTION AGREEMENT

            This Incentive Stock Option Agreement ("Agreement") is made as of this _________ day of _______________, 199_, between Bell Industries, Inc., a California corporation (the "Company"), and Steven Sokoloff (the "Participant").

                                 R E C I T A L S

            1. The Board of Directors of the Company and its shareholders have adopted the 1990 Stock Option Plan as of October 29, 1990 and the 1994 Stock Option Plan as of November 1, 1994 (the "Plans"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plans.

            2. The Plans provide for the selling or granting to selected executive and other key employees, and other persons furnishing services to the Company or any subsidiary of the Company, as the Compensation Committee (the "Committee") may from time to time determine, of Restricted Stock or options to purchase shares of Common Stock of the Company.

            3. Pursuant to the Plans, the Committee has determined that it is to the advantage and best interest of the Company and its stockholders to grant an Incentive Stock Option to the Participant covering 10,000 shares of the Company's Common Stock as an inducement to remain in the service of the Company and as an incentive for increased effort during such service, and has approved the execution of this Incentive Stock Option Agreement between the Company and the Participant.

            4. The Option granted hereby is intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

            NOW, THEREFORE, the parties hereto agree as follows:

            1. Grant of Option. The Company grants to the Participant the right and option (the "Option") to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate 10,000 shares of Common Stock at the purchase price of $___________ per share, exercisable in installment periods in accordance with the provisions of this Agreement during a period expiring on the 5th anniversary of the date of this Agreement (the "Expiration Date") or earlier in accordance with Section 5 hereof; provided, however, if the Participant does not in any given installment period purchase all of the shares that the Participant is entitled to purchase in such installment period, then the Participant's right to purchase any shares not purchased in such installment period shall continue until the Expiration Date or sooner termination of the Participant's option.

           2. Vesting. This Option shall vest and become exercisable in the percentages and on the dates set forth below:

                        Percentage                        Cumulative
                        Initially                         Percentage
       Date             Exercisable                       Exercisable
       ----             -----------                       -----------
                        25%                                25%
                        25%                                50%
                        50%                               100%

Subject to earlier termination under Section 5 hereof, at any time after the 3rd anniversary date of this Agreement, but no later than the Expiration Date, the Participant may purchase all or any part of the shares subject to this Option which the Participant theretofore failed to purchase. In each case, the number of shares which may be purchased shall be calculated to the nearest full share.

                  Notwithstanding the foregoing vesting schedule, but subject to
Section 5 hereof, this Option shall become immediately exercisable in full, if
(i) the Company terminates Participant's employment agreement (the "Employment Agreement") dated as of ____________, 1996 other than for Cause (as defined in the Employment Agreement) or (ii) Participant terminates the Employment Agreement for Good Reason (as defined in the Employment Agreement).

           3. Manner of Exercise. Each exercise of this Option shall be by means of a written notice of exercise delivered to the Company, specifying the number of shares to be purchased and accompanied by payment to the Company of the full purchase price of the shares to be purchased either (i) in cash or by certified or cashier's check payable to the order of the Company, or (ii) by delivery of shares of Common Stock already owned by, and in the possession of, the Participant. Shares of Common Stock used to satisfy any portion of the exercise price of this Option shall be valued at their fair market value determined (in accordance with Section 4 below) as of the close of the business day immediately preceding the date of exercise. This Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than (i) one hundred (100) shares or (ii) the total number of shares then eligible for exercise if less than one hundred (100) shares.

                  This Option may be exercised (i) during the lifetime of the Participant, only by the Participant or, in the event a conservator, guardian or legal representative is appointed during the Participant's lifetime to handle the affairs of the Participant, by such conservator, guardian or legal representative; and (ii) after the Participant's death, by his or her transferee by will or the laws of descent or distribution, and not otherwise, regardless of any community property interest therein of the spouse of the Participant or such spouse's successors in interest. If the spouse of the Participant shall have acquired a community property interest in this Option, the Participant, or the Participant's permitted successors in interest, may exercise the Option on behalf of the spouse of the Participant or such spouse's successors in interest.

            Except in the event of the Participant's death or permanent disability, the Option may not be exercised prior to the date six months from the date hereof.

       4. Fair Market Value of Common Stock. The fair market value of a share of Company Common Stock shall be determined for purposes of this Agreement by reference to the closing price on the New York Stock Exchange (or other principal stock exchange on which such shares are then listed) or, if such shares are not then listed on such exchange (or other principal stock exchange), by reference to the closing price (if a National Market Issue) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers through NASDAQ (or its successor in function), in each case as reported by The Wall Street Journal, for the date on which the option is granted or exercised, or if such date is not a business day, for the business day immediately preceding such date (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the then fair market value thereof).

       5. Cessation of Services, Death or Permanent Disability. If a Participant ceases to be employed by the Company or one of its subsidiaries for any reason other than the Participant's death or permanent disability (within the meaning of Section 22(e)(3) of the Code), the Participant's Option shall be exercisable for a period of three (3) months after the date the Participant ceases to be an employee of the Company or such subsidiary (unless by its terms it sooner expires) to the extent exercisable on the date of such cessation of employment and shall thereafter expire and be void and of no further force or effect. A leave of absence approved in writing by the Committee shall not be deemed a termination of employment for the purposes of this paragraph 5, but no Option may be exercised during any such leave of absence, except during the first three (3) months thereof.

            If the Participant dies or becomes permanently disabled while employed by the Company or one of its subsidiaries, the Participant's Option shall expire one (1) year after the date of such death or permanent disability unless by its terms it sooner expires. During such period after death, such Option may, to the extent that it remained unexercised (but exercisable by the Participant according to such Option's terms) on the date of such death, be exercised by the person or persons to whom the Participant's rights under the Option shall pass by the Participant's will or by the laws of descent and distribution.

       6. Shares to be Issued in Compliance with Federal Securities Laws and Exchange Rules. No shares issuable upon the exercise of this Option shall be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended, and all applicable state securities or "Blue Sky" laws (whether by registration or qualification or satisfaction of exemption conditions), all applicable listing requirements of any principal securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The Company shall use its best efforts and take all necessary or appropriate actions to assure that such full compliance on the part of the Company is made.

       7. Withholding of Taxes. If the Participant or the Participant's permitted successors in interest disposes of shares of Common Stock acquired pursuant to the exercise of this Option within two years after the date of this Agreement or within one year after exercise of this Option, the Company may deduct and withhold from the wages, salary, bonus and other compensation paid by the Company to the Participant the requisite tax upon the amount of taxable income, if any, recognized by the Participant in connection with the exercise in whole or in part of this Option or the sale of Common Stock issued to the Participant upon exercises hereof, all taxes as may be required from time to time under federal or state tax laws and regulations. This withholding of tax shall be made from the Company's concurrent or next payment of wages, salary, bonus or other compensation to the Participant or by payment to the Company by the Participant of required withholding tax, as the Committee may determine.

       8. Adjustments for Reorganizations, Stock Splits, etc. If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares or securities receivable upon the exercise of this Option, without change in the aggregate purchase price applicable to the unexercised portion of this Option but with a corresponding adjustment in the price for each share or other unit of any security covered by this Option.

         Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all the property of the Company, the Committee shall provide in writing for appropriate satisfaction of this Option by one or more of the following alternatives to be made in connection with such transaction: (i) the immediate exercisability of this Option (provided that this Option was granted more than six months before such transaction) notwithstanding the provisions of Section 3 hereof, except that this Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than (a) one hundred (100) shares or (b) the total number of shares then eligible for exercise if less than one hundred (100) shares; (ii) the assumption of this Option or the substitution therefore of a new option covering the stock of a successor corporation, with appropriate adjustments as to number and kind of shares and prices; (iii) the continuance of the Plan by such successor corporation in which event this Option shall remain in full effect under the terms so provided; or (iv) the payment of an amount in cash or stock, or any combination thereof, in lieu of and in complete satisfaction of this Option.

            Adjustments under this paragraph 8 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the Plan on any such adjustment.

      9. Participation by Participant in Other Company Plans. Nothing herein contained shall affect the right of the Participant to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other employee welfare plan or program of the Company or of any subsidiary of the Company.

      10. No Rights as a Shareholder Until Issuance of Stock Certificate. Neither the Participant nor any other person legally entitled to exercise this Option shall be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares issuable upon any exercise of this Option unless and until a certificate or certificates representing such shares shall have been actually issued and delivered to the Participant.

      11. Not an Employment or Service Contract. Nothing contained herein shall be construed as agreement by the Company, express or implied, to employ Participant or contract for Participant's services, to restrict the Company's right to discharge Participant or cease contracting for Participant's services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Participant and the Company.

      12. Agreement Subject to Plan. The Option hereby granted is subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Plan, as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall adversely affect the Participant's rights under this Option without the prior written consent of the Participant.

      13. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      14. Notices. Any notice or other paper or payment required to be given or sent pursuant to the terms of this Agreement shall be sufficiently given or served hereunder to any party when transmitted by registered or certified mail, postage prepaid, addressed to the party to be served as follows:

            (a)         if to the Company:       Bell Industries, Inc.
                                                 11812 San Vicente Boulevard
                                                 Los Angeles, CA  90049-5022
                                                 Attention:  President

            (b)         if to Participant:       Steven Sokoloff
                                                 5 Gaines Drive

                                                  Farmingdale, New York 11738

Any party, by written notice, may designate another address for notices to be sent from time to time.

        15. Execution. This Option has been granted, executed and delivered the day and year first above written at Los Angeles, California, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

                                                COMPANY

                                                BELL INDUSTRIES, INC.



                                                BY:
                                                   ----------------------------

                                                PARTICIPANT


                                                -------------------------------
                                                NAME: Steven Sokoloff

            By his or her signature below, the spouse of the Participant agrees to be bound by all of the terms and conditions of the foregoing Agreement.


                                                NAME:
                                                     --------------------------

                                    EXHIBIT 5

                        FORM OF INDEMNIFICATION AGREEMENT

                               INDEMNITY AGREEMENT



         This Agreement is made as of the _____ day of __________, 1996, by and between Milgray Electronics, Inc., a New York corporation (the "Corporation"), Bell Industries, Inc., a California corporation (the "Guarantor"), and Steven Sokoloff (the "Indemnitee"), a Director and/or Officer of the Corporation.

         WHEREAS, it is essential to the Corporation to retain and attract as Directors and Officers the most capable persons available, and

         WHEREAS, the substantial increase in corporate litigation subjects Directors and Officers to expensive litigation risks at the same time that the availability of Directors' and Officers' liability insurance has been severely limited, and

         WHEREAS, it is now and has always been the express policy of the Corporation to indemnify its Directors and Officers so as to provide them with the maximum possible protection permitted by law, and

         WHEREAS, the Corporation does not regard the protection available to Indemnitee as adequate in the present circumstances, and realizes that Indemnitee may not be willing to serve as a Director or Officer without adequate protection, and the Corporation desires Indemnitee to serve in such capacity;

         NOW, THEREFORE, in consideration of Indemnitee's service as a Director or Officer after the date hereof the parties agree as follows:

            1. Definitions.  As used in this Agreement:

                        (a) The term "Proceeding" shall include any threatened,
            pending or completed action, suit or proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature.

                        (b) The term "Expenses" shall include, but is not
            limited to, expenses of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, amounts paid in settlement by or on behalf of Indemnitee, attorneys' fees and disbursements and any expenses of establishing a right to indemnification under this Agreement.

                        (c) The terms "Director" and "Officer" shall include
            Indemnitee's service at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise as well as a Director and/or Officer of the Corporation.

            2. Indemnity of Director or Officer. Subject only to the limitations set forth in Section 3, Corporation will pay on behalf of the Indemnitee all Expenses actually and reasonably incurred by Indemnitee because of any claim or claims made against him in a Proceeding by reason of the fact that he is or was a Director and/or Officer.

            3. Limitations on Indemnity. Corporation shall not be obligated under this Agreement to make any payment of Expenses to the Indemnitee

                        (a) which payment it is prohibited by applicable
            law from paying as indemnity;

                        (b) for which payment is actually made to the Indemnitee
            under an insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

                        (c) for which payment the Indemnitee is indemnified by
            Corporation otherwise than pursuant to this Agreement and payment is actually made to the Indemnitee except in respect of any excess beyond the amount of the payment under such indemnification;

                        (d) resulting from a claim decided in a Proceeding
            adversely to the Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal profit or advantage to which he was not legally entitled;

                        (e) resulting from a claim decided in a Proceeding
            adversely to the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of Corporation within the meaning of Section 16(b) or 16(c) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

                        (f) brought about or contributed to by the dishonesty of
            the Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnitee shall be indemnified under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless it shall be decided in a Proceeding that he committed (i) acts of active and deliberate dishonesty (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated.

     For purposes of Sections 3 and 4, the phrase "decided in a Proceeding" shall mean a decision by a court, arbitrator(s), hearing officer or other judicial agent having the requisite legal authority to make such a decision, which decision has become final and from which no appeal or other review proceeding is permissible.

         4. Advance Payment of Costs. Expenses incurred by Indemnitee in defending a claim against him in a Proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of such Proceeding; provided, however, that Expenses of defense need not be paid as incurred and in advance where the judicial agent of first impression has decided the Indemnitee is not entitled to be indemnified pursuant to this Agreement or otherwise. Indemnitee hereby agrees and undertakes to repay such amounts advanced if it shall be decided in a Proceeding that he is not entitled to be indemnified by the Corporation pursuant to this Agreement or otherwise.

         5. Enforcement. If a claim under this Agreement is not paid by Corporation, or on its behalf, within thirty days after a written claim has been received by Corporation, the Indemnitee may at any time thereafter bring suit against Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the Indemnitee shall be entitled to be paid also the Expenses of prosecuting such claim.

         6. Subrogation. In the event of payment under this Agreement, Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Corporation effectively to bring suit to enforce such rights. Notwithstanding the foregoing, if any of the provisions hereof would impair or jeopardize Indemnitee's coverage under the Corporation's Directors' and Officers' Liability Policy, such provisions shall be ineffective and shall be deemed deleted from this Agreement.

         7. Notice. The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to Corporation shall be given at its principal office and shall be directed to the President (or such other address as Corporation shall designate in writing to the Indemnitee); notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give Corporation such information and cooperation as it may reasonably require.

         8. Saving Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

         9. Indemnification Hereunder Not Exclusive. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee's right to indemnification under any provision of the Articles of Incorporation or Bylaws of the Corporation or under California law.

         10. Applicable Law. This Agreement shall be governed by and construed in accordance with California law.

         11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

         12. Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns.

         13. Continuation of Indemnification. The indemnification under this Agreement shall continue as to Indemnitee even though he may have ceased to be a Director and/or Officer and shall inure to the benefit of the heirs and personal representatives of Indemnitee.

         14. Coverage of Indemnification. The indemnification under this Agreement shall cover Indemnitee's service as a Director and/or Officer prior to or after the date of the Agreement.

         15. Guaranty. Guarantor unconditionally guarantees all of the Corporation's obligations hereunder. Guarantor agrees that Indemnitee may proceed directly against Guarantor in the event of the Corporation's failure to perform all of its obligations hereunder and shall not be obligated to exhaust his remedies against the Corporation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.


INDEMNITEE                               CORPORATION



By:_______________________               By:___________________



                                         GUARANTOR


                                         By:___________________